DESIGNS, INC.
                         SENIOR EXECUTIVE INCENTIVE PLAN
                         FEBRUARY 1999-JANUARY 29, 2000

This plan has been developed for Senior Executives of Designs, Inc. The purpose of the Plan is to reward overall corporate accomplishments when pre-determined measures of company-wide performance are exceeded.

      o The Plan is for FY99 and is effective for the period from February 1999 through January 29, 2000.

      o Any incentive payments will be made within 30 days after the fiscal year results have been audited by the Company's independent accountants, unless otherwise determined by the Compensation Committee of the Board of Directors.

COMPONENTS

The plan is designed to be measurable and monitorable; and, to reward performance based on certain measures of success of the Company. Accordingly, this Plan will pay out from 7% up to 50% of base salary upon exceeding the budget target for Earnings Before Interest and Taxes (EBIT). The EBIT Budget for the year is $8,077,000 ($0.25 per share)

             EBIT TARGET           PAYOUT AS A %             INCENTIVE AS
            FOR INCENTIVE       OF INCENTIVE TARGET          A % OF SALARY
            -------------       -------------------          -------------
             $ 8,077,000               -0-                        -0-
             $ 8,884,700                14%                       7.0%
             $ 9,288,550                21%                      10.5%
             $ 9,692,400                28%                      14.0%
             $10,096,250                35%                      17.5%
             $10,500,100                42%                      21.0%
             $11,307,800                56%                      28.0%
             $12,115,500                70%                      35.0%
             $12,923,200                84%                      42.0%
             $13,730,900                98%                      49.0%
             $14,538,600               100%                      50.0%

ELIGIBILITY

To be eligible for payment under the Plan, associates must be employed by DESIGNS, INC. as of the end of FY99; and employed on the date the payment is made.

Those hired after the beginning of FY99 will receive a prorated payment based on their months of employment during FY99. Those who leave voluntarily between the fiscal year-end and the payment date will forfeit their right to any incentive payment. Those who involuntarily leave employment will be paid any prorated incentive due (payable on the incentive payment date). Anyone with a counseling, corrective or performance improvement plan will not be eligible for an incentive payment. For use in this plan, a current counseling, corrective or performance plan will be defined as one that was delivered within 120 days prior to the payment. Incentive payment is calculated on base salary paid during FY99. All decisions concerning this Plan are at the sole discretion of the Compensation Committee of the Board of Directors and/or their delegatees.